Exhibit 99.01

FOR IMMEDIATE RELEASE	CONTACT:
Lillian Riojas
(210) 345-5002
(361) 537-5275 (mobile)

VALERO ENERGY BOARD OF DIRECTORS ELECTS NEW MEMBERS

SAN ANTONIO, July 28, 2016 — Valero Energy Corporation (NYSE: VLO) announced today that H. Paulett Eberhart and Kimberly S. Greene have been elected to the company’s board of directors.

Eberhart is Chair and CEO of HMS Ventures, a privately held business involved with technology services and the acquisition and management of real estate. Greene is Executive Vice President and Chief Operating Officer of Southern Company (NYSE: SO), a leading U.S energy company, serving 9 million electric and gas utility customers in nine states through its subsidiaries.

“We are very pleased to welcome Paulett and Kim to our board, as both are outstanding additions and bring a wealth of experience and knowledge,” said Joe Gorder, Valero Chairman, President and Chief Executive Officer.

Eberhart previously served as President and CEO of CDI Corp., a provider of engineering and information technology outsourcing and professional staffing services. She also has served as President and CEO of Invensys Process Systems Inc., a process automation company, and as an employee of Electronic Data Systems Corp., an information technology and business process outsourcing company, where she held roles of increasing responsibility, including senior-level financial and operating roles.

She is on the boards of Anadarko Petroleum Corp. (NYSE: APC), Ciber Inc. (NYSE: CBR) and LPL Financial Holdings Inc. (NASDAQ: LPLA), and is a Certified Public Accountant.

Greene previously was President and Chief Executive Officer of Southern Company Services Inc., and Executive Vice President and Chief Generation Officer of the Tennessee Valley Authority. While at TVA, she served as Chief Financial Officer, Executive Vice President of financial services and Chief Risk Officer, as well as Group President for strategy and external relations.

She began her career at Southern Company in 1991, and held positions of increasing responsibility in the areas of engineering, strategy, finance and wholesale marketing. Greene also serves on the board of the Electric Power Research Institute.

About Valero

Valero Energy Corporation, through its subsidiaries, is an international manufacturer and marketer of transportation fuels, other petrochemical products and power. Valero subsidiaries employ approximately 10,000 people, and assets include 15 petroleum refineries with a combined throughput capacity of approximately 3 million barrels per day, 11 ethanol plants with a combined production capacity of 1.4 billion gallons per year, a 50-megawatt wind farm, and renewable diesel production from a joint venture. Through subsidiaries, Valero owns the general partner of Valero Energy Partners LP (NYSE: VLP), a midstream master limited partnership. Approximately 7,500 outlets carry the Valero, Diamond Shamrock, Shamrock, and Beacon brands in the United States and the Caribbean; Ultramar in Canada; and Texaco in the United Kingdom and Ireland. Valero is a Fortune 500 company based in San Antonio. Please visit www.valero.com for more information.